Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-186475 on Form S-8 and 333-159685 and 333-170909 on Form S-3 of our reports dated August 31, 2016, relating to the consolidated financial statements of TRC Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 31, 2016